Exhibit 11

                      CERIDIAN CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS (LOSS) PER SHARE

   (Amounts in millions, except per share data)     Three Months
   For the periods ended March 31,              1994          1993

   Net earnings available to common              19.0
                                             $            $    12.9
     stockholders - primary
   Restore dividends on convertible
     preferred stock (a)                          3.2           0.0
   Net earnings                                  22.2          12.9
   Restore interest expense on convertible
     debentures (a) (b)                           0.0           3.5
   Net earnings for fully-diluted earnings       22.2
                                             $            $    16.4
     per share

   Weighted average common shares                44.4          42.8
     outstanding
   Common share equivalents from stock
     options (c)                                  1.2           0.7
   Weighted average common shares and            45.6          43.5
     equivalents outstanding - primary
   Shares issuable assuming conversion of        10.4           0.0
     preferred stock (a)
   Shares issuable assuming conversion of
     debentures (a)                               0.0           6.8
   Weighted average common shares and
     equivalents outstanding - adjusted for
     full dilution                               56.0          50.3

   Net earnings available to common
     stockholders - primary                      19.0
                                             $            $    12.9
   Weighted average common shares and
     equivalents
      outstanding - primary (c)                  45.6          43.5

   Primary earnings per share                $            $
                                                  0.42          0.30

   Net earnings for fully-diluted earnings
     per share                               $   22.2     $    16.4
   Weighted average common shares and
     equivalents outstanding - adjusted for
     full dilution                               56.0          50.3
   Fully-diluted earnings per share (c)      $    0.40    $     0.33

   (a) Convertible preferred stock issued and convertible debentures redeemed in December 1993.
   (b)  Net of income tax effect which is nil.
   (c) Common stock equivalents and shares issuable assuming conversion of convertible debentures not reported in 1993 because the result is anti-dilutive or additional dilution is less than 3% as prescribed by APBO No. 15. This calculation is submitted in accordance with Regulation S-X item 601(b)(11).


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